UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2016

xG Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-187094	20-585-6795
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

240 S. Pineapple Avenue, Suite 701, Sarasota, FL	34236
(Address of principal executive offices)	(ZipCode)

Registrant's telephone number, including area code: (941) 953-9035

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Binding Letter of Intent

On October 13, 2016, xG Technology, Inc. (the “Company”) signed a binding Letter of Intent (“LOI”) with Vislink PLC, an England and Wales public limited company (the “Seller”), regarding the acquisition by the Company of certain assets and liabilities relating to the hardware segment of Vislink (the “Transaction”). The purchase price of the Transaction will be $16 million (the “Purchase Price”). The Company is required to raise at least one-third of the Purchase Price and place it in a restricted account to be used for closing of the Transaction within twenty (20) days of the receipt of pro-forma financials (the “Financing Condition”). The parties intend to negotiate and execute a definitive asset purchase and sale agreement for the Transaction in accordance with the terms of the LOI.

The definitive asset purchase and sale agreement will include customary closing conditions including necessary approvals for an asset purchase of this size and scope. The Company and Seller have agreed not to initiate or enter into any discussion with any other prospective purchaser of the assets and/or liabilities, or of the stock or business of the Company prior to December 31, 2016. The LOI will terminate immediately if the Financing Condition is not met.

The description of the LOI is qualified in its entirety by reference to the full text of the LOI, which is attached hereto as Exhibit 10.1.

Item 8.01	Other Events.

On October 20, 2016, the Company issued a press release announcing that it had entered into the LOI with Vislink. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1	Letter of Intent dated October 13, 2016.
Exhibit 99.1	Press Release of xG Technology, Inc. dated October 20, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2016		xG TECHNOLOGY, INC.

	By:	/s/ Roger Branton
Name: Roger Branton
Title: Chief Financial Officer